Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

ENSERVCO CORPORATION

(Name of Registrant as Specified In Its Charter)

_______________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement no.:
(3)	Filing Party:
(4)	Date Filed:

ENSERVCO CORPORATION

501 South Cherry Street, Suite 1000
Denver, CO 80246

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING
TO BE HELD ON JUNE 26, 2018

May 17, 2018

Fellow Stockholders:

Notice is given that the Annual Meeting of Stockholders of Enservco Corporation (“Enservco”) will be held June 26, 2018, at 2:00 p.m., local time, to be held at 501 S. Cherry Street, Suite 100, Denver, Colorado 80246 (the “Meeting”). At the Meeting, Enservco will submit the following two proposals to its stockholders for approval:

1.     To elect six directors for the ensuing year; and

2.     To ratify and approve the appointment of EKS&H, LLLP, as Enservco's independent registered accounting firm for the year ended December 31, 2018.

The foregoing items of business are described more fully in the accompanying Proxy Statement.  Any other business that may properly come before the Meeting will also be conducted. The Board of Directors is not aware of any other business to come before the Meeting.

The Board of Directors set May 7, 2018 as the record date for the Meeting. Only holders of record of our common stock as of close of business on May 7, 2018 will be entitled to notice of and to vote at the Annual Meeting, and any postponements or adjournments thereof.

The Company recommends the approval of all the above-listed proposals. Please vote promptly by signing, dating and returning the enclosed proxy card, voting by telephone, or voting on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. In the event that a stockholder decides to attend the Meeting, it, he or she may, if so desired, revoke the proxy by voting the shares in person at the Meeting. If you plan to attend the Meeting, please ensure that you have an admission ticket or other authorization from the record holder of your shares.

EACH STOCKHOLDER, WHETHER OR NOT THE STOCKHOLDER PLANS TO ATTEND THE MEETING, IS REQUESTED TO VOTE BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD OR VOTING BY TELEPHONE OR INTERNET. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE THE PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

Sincerely,

/s/ Ian E. Dickinson

Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF ENSERVCO’S

PROXY STATEMENT

We will be using the Securities and Exchange Commission’s Notice and Access model, which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders. On or before May 17, 2018, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials. The Proxy Statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at: www.edocumentview.com/ENSV.

2018 PROXY STATEMENT
TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8
PROPOSAL NO. 1 ELECTION OF DIRECTORS	10
PROPOSAL NO. 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	13
CORPORATE GOVERNANCE	14
EXECUTIVE OFFICERS	19
EXECUTIVE COMPENSATION	20
COMPENSATION OF DIRECTORS	30
EQUITY COMPENSATION PLAN INFORMATION	32
ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION	32
OTHER MATTERS	32
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	33
STOCKHOLDER PROPOSALS	34
Appendix A -- Form of Proxy Card

ENSERVCO CORPORATION

501 South Cherry Street, Suite 1000
Denver, CO 80246

__________________________________________________________________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 26, 2018 at 2:00 p.m. Mountain Time

___________________________________________________________________________

May 17, 2018

Fellow Stockholders:

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of Enservco Corporation (“Enservco” or the “Company”) of proxies to be used at the Annual Meeting of Stockholders (the “Meeting”) to be held at 501 South Cherry Street, Suite 100, Denver, Colorado 80246 on June 26, 2018, at 2:00 p.m. local time, and at any adjournments or postponements thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement (including the Notice of Annual Meeting of Stockholders) is first being made available to stockholders beginning on or before May 17, 2018. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements (“Annual Report”), was filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2018 and Amendment No. 1 to this Form 10-K was filed on April 30, 2018. This Proxy Statement and the Annual Report are collectively referred to herein as the “Meeting Materials.”

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice and Access Model

We are making the Meeting Materials available to stockholders on the Internet under the SEC’s Notice and Access model. On or before May 17, 2018, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) in lieu of mailing a full printed set of the Meeting Materials. Accordingly, our Meeting Materials are first being made available to our stockholders on the Internet at www.edocumentview.com/ENSV, on or before May 17, 2018. The Notice includes instructions for accessing the Meeting Materials and voting by mail, telephone or on the Internet. You will also find instructions for requesting a full printed set of the Meeting Materials in the Notice.

We believe the electronic method of delivery under the Notice and Access model will decrease postage and printing expenses, expedite delivery of proxy materials to you and reduce our environmental impact. We encourage you to take advantage of the availability of the proxy materials on the Internet. If you received the Notice but would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice for requesting such materials.

Solicitation/Cost of the Meeting

The enclosed proxy is being solicited by the Company’s Board of Directors. The costs of the solicitation will be borne by the Company. Proxies may be solicited personally or by mail, telephone, facsimile or email by directors, officers and employees of the Company, none of whom will receive any additional compensation for such solicitations. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the Company’s shares.

Record Date, Voting Rights, and Votes Required

Holders of shares of Enservco common stock (the “Common Stock”) at the close of business on May 7, 2018 (the “Record Date”), are entitled to notice of, and to vote at, the Meeting. As of the Record Date, 51,342,316 shares of Company’s Common Stock were outstanding.

For all Proposals, holders of Common Stock are entitled to one vote per share. Cumulative voting is not permitted in the election of directors or any of the proposals being submitted to the stockholders at the Meeting.

For all Proposals the presence in person or by proxy of the holders of one-third of the votes entitled to be cast as of the Record Date constitute a quorum for the transaction of business at the Meeting. The presence in person or by proxy of the holders of votes entitled to be cast of at least 17,114,106 votes at the Meeting is required for a quorum.

In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies. Abstentions will count towards quorum requirements.

As to the election of directors under Proposal No. 1, the proxy card being provided by the Board enables a stockholder to vote for the election of each of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. If a quorum is present, Directors are elected by a plurality of votes cast, without respect to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the other nominees being proposed is withheld.

If a quorum is present, the affirmative vote of a majority of the votes cast on the matter is required to approve Proposal No. 2. As to Proposal No. 2, a stockholder may: (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” with respect to the proposal. Abstentions and broker non-votes will not have an effect on this proposal.

Proposal No. 2 is advisory in nature and non-binding on the Company; however, our Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the Company’s independent auditor selection.

Voting

Whether you plan to attend the Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive by the Meeting through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. Unless contrary instructions are indicated on the proxy, the shares of Common Stock represented by such proxy will be voted “FOR” the slate of directors described herein, and “FOR” Proposal No. 2. Voting by proxy will not affect your right to attend the Meeting. A proxy may be revoked at any time prior to its exercise by (i) providing notice in writing to the Company’s corporate secretary that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) by attending the Meeting and voting in person. If you plan to attend the Meeting, please ensure that you have an admission ticket or other authorization from the record holder of your shares.

Registered Holder

If your shares are registered directly in your name through our stock transfer agent, Computershare, Inc. (“Computershare”), or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote by Internet or telephone.

•

By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the recommendation of our Board of Directors as noted above.

•	In person at the Meeting. If you attend the Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at June 26, 2018 at 1:00 a.m. Central Time.

Beneficial Holder

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact the broker or agent to obtain a legal proxy or broker’s proxy card and bring it with you to the Meeting in order to vote. You will not be able to vote at the Meeting unless you have a proxy card from your broker.

No Dissenters Rights

The proposed corporate actions on which the stockholders are being asked to vote are not corporate actions for which stockholders of a Delaware corporation have the right to dissent under the Delaware General Corporation Law (the “DGCL”).

Proposals by Security Holders and Other Matters

No stockholder has requested that we include any additional proposals in this Proxy Statement or otherwise requested that any proposals be submitted to the stockholders at the Meeting. Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting other than as described herein. If any other matters properly are presented to the stockholders for action at the Meeting and any adjournments or postponements thereof, the proxy holder named in the enclosed proxy intends to vote in his discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Forward-Looking Statements

This Proxy Statement may contain certain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements.

Such forward-looking statements include statements about our expectations, beliefs or intentions regarding actions contemplated by this Proxy Statement, our potential business, financial condition, results of operations, strategies, or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends, or results as of the date they are made and are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” included in our other filings with the Securities and Exchange Commission (“SEC”), including the disclosures set forth in Item 1A of our Form 10-K for the year ended December 31, 2017. Furthermore, such forward-looking statements speak only as of the date of this Proxy Statement. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

As of the May 7, 2018 the Company had 51,342,316 shares of its common stock issued and outstanding. The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date by each person who serves as a director and/or an executive officer of the Company on that date, and the number of shares beneficially owned by all of the Company’s directors and named executive officers as a group. To the extent any of the named stockholders own derivative securities that are vested or otherwise exercisable into shares of our Common Stock these securities are included in the column regarding that stockholders’ Common Stock beneficial ownership (as required by Rule 13d-3(a)) and the material terms of such derivative securities are explained in the notes to the table.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock
Named Executive Officers and Directors
Richard A. Murphy	12,466,892 (3)	23.5%
Keith J. Behrens	200,000 (4)	*
William A. Jolly	119,817 (5)	*
Robert S. Herlin	135,000 (6)	*
Christopher D. Haymons	100,000 (7)	*
Ian E. Dickinson	825,000 (8)	1.5%
Dustin Bradford	52,667 (9)	*
Austin Peitz	725,581 (10)	1.4%
All current executive officers and directors as a group (8 persons)	14,624,957	26.6%

Notes to Security Ownership of Management and Directors table shown above:

* The percentage of common stock beneficially owned is less than 1%.

(1)	The address of the beneficial owners in each case is c/o Enservco Corporation, 501 S. Cherry Street, Suite 1000, Denver, CO 80246
(2)	Calculated in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended.
(3)

Consists of (i) 73,900 shares of common stock owned directly by Mr. Murphy; (ii) options to acquire 100,000 shares of common stock to Mr. Murphy which are vested or will vest within 60 days; (iii) 10,680,090 shares held by Cross River Partners, L.P. and; (iv) warrants to acquire 1,612,902 shares of common stock held by Cross River Partners, L.P. Mr. Murphy is the managing member of the general partner of Cross River Partners, L.P.

(4)	Consists of options to acquire 200,000 shares of common stock which are vested or will vest within 60 days.
(5)	Consists of (i) 19,817 shares of common stock owned by Mr. Jolly and (ii) options to acquire 100,000 shares of common stock which are vested or will vest within 60 days.
(6)	Consists of (i) 35,000 shares of common stock owned by Mr. Herlin and (ii) options to acquire 100,000 shares of common stock which are vested or will vest within 60 days.
(7)	Consists of options to acquire 100,000 shares of common stock which are vested or will vest within 60 days.
(8)	Consists of (i) 25,000 shares of common stock owned by Mr. Dickinson and (ii) options to acquire 800,000 shares of common stock which are vested or will vest within 60 days.
(9)	Consists of (i) 36,000 shares of common stock owned by Mr. Bradford and (ii) options to acquire 16,667 shares of common stock which are vested or will vest within 60 days.
(10)	Consists of (i) 98,913 shares of common stock owned by Mr. Peitz and (ii) options to acquire 626,698 shares of common stock which are vested or will vest within 60 days.

Security Ownership of Certain Beneficial Owners

As of the May 7, 2018, the Company is not aware of any persons that beneficially own more than 5% of its outstanding common stock who do not serve as an executive officer or director of the Company, except as follows:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock
Beneficial owners of more than 5% of outstanding common stock
Cross River Partners, L.P. 31 Bailey Ave, Suite D Ridgefield, CT 06877	12,292,992 (2)	23.2%
Leroy Landhuis c/o Alan Vancil 212 N. Wahsatch Ave., Suite 301 Colorado Springs, CO 80903	4,732,319 (3)	9.2%
AWM Investment Company c/o Special Situations Funds 527 Madison Avenue, Suite 2600 New York, NY 10022	3,938,737 (4)	7.7%
Debra Herman Post Office Box 81740 Las Vegas, NV 89180	3,033,660 (5)	5.9%

(1)	Calculated in accordance with 1934 Act Rule 13d-3, as amended.
(2)

Based on information in a Form 4 filed September 14, 2017 by Cross River Partners LP. The following persons share voting and dispositive power with respect to the foregoing shares beneficially owned: Cross River Capital Management LLC (a Delaware limited liability company) and Richard Murphy, an individual and director of the Company. Consists of (i) 10,680,090 shares held by Cross River Partners, L.P.,  and; (ii) warrants to acquire 1,612,902 shares of common stock held by Cross River Partners, L.P. Mr. Murphy is the managing member of the general partner of Cross River Partners, L.P.

(3)	Based on information in a Schedule 13D report dated February 28, 2017 by Leroy Landhuis.
(4)

Based on information in a Schedule 13G report dated February 10, 2018 by AWM Investment Management Inc. AWM Investment Company, Inc., a Delaware Corporation (“AWM”), is the investment adviser to Special Situations Cayman Fund, L.P. (“CAYMAN”) and Special Situations Fund III QP, L.P. (“SSFQP”)). As the investment adviser to the Funds, AWM holds sole voting and investment power over 984,146 shares of common stock of the Company held by CAYMAN and 2,954,651 Shares held by SSFQP.

(5)

Based solely on information in a Form 4 filed November 23, 2015. The following persons share voting and dispositive power with respect to the foregoing shares beneficially owned: Michael Herman, Mrs. Herman’s spouse.

Changes in Control

There are no arrangements known to the Company which may result in a change in control of the Company.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The following persons, all whom are currently members of the Board of Directors, have been nominated by the Board of Directors for election to the Company’s Board of Directors:

Keith J. Behrens, Age 52     Mr. Behrens was appointed to the Company’s Board of Directors on June 20, 2014. Mr. Behrens joined Stephens, Inc. in May 2009 as a Managing Director. Prior to joining Stephens, Inc. Mr. Behrens was a Co-Founder and a Managing Partner of Energy Capital Solutions. Mr. Behrens has over 25 years of investment banking experience with major investment banking firms including Bear Stearns and Wasserstein Perella. He has focused most of his career in covering primarily exploration and production companies as well as other energy-related companies. Mr. Behrens has generated and led the execution of various M&A, public & private equity and senior & mezzanine debt transactions representing in excess of 170 transactions and approximately $35 billion in transaction volume. In addition to his extensive transaction experience, Mr. Behrens served as Chairman of the IPAA’s 2013 Private Capital Conference and is active in several energy industry organizations. He was formerly on the Advisory Council for the Energy Management and Innovation Center at the University of Texas at Austin McCombs School of Business. Mr. Behrens received his BBA and MBA from the University of Texas at Austin.

Ian E. Dickinson, Age 45     Mr. Dickinson was appointed to the Company’s Board of Directors on May 9, 2017. Mr. Dickinson joined the Company from Caddis Capital Investments, LLC (“Caddis”), an actively managed private equity firm, where he had been a partner since July, 2016. Prior to joining Caddis, Mr. Dickinson served as President and Chief Executive Officer of Premier Oilfield Equipment Company (“Premier”) from its acquisition by Altira Group, LLC in February, 2012, until July, 2016. Prior to that, Mr. Dickinson served as Senior Vice President of Finance at Startek, Inc. (“SRT”), a global contact center outsource services provider, from March 2011 until February, 2012, and as Managing Director at Slalom Consulting, LLC, leading the CFO Advisory Services practice from October, 2009 until March, 2011. His previous experience includes CFO and corporate development roles at several private equity and venture capital backed companies. Mr. Dickinson began his career in various and expanding leadership roles in finance and M&A at Quest Communications (acquired by CenturyLink), Nextel (acquired by Sprint), and ADT Security Services. Mr. Dickinson is a member of Young President Organization – Colorado Chapter, and currently serves on the Board of Directors of Fox Management, LLC and the ACE Scholarships Advisory Board. Mr. Dickinson is a graduate of Fort Lewis College in Durango, Colorado.

Christopher D. Haymons, Age 47     Mr. Haymons was appointed to the Company's Board of Directors on January 27, 2017. Mr. Haymons is co-founder and Partner of Industria Partners, LLC, a strategic advisory and merchant banking firm focused on providing capital, restructuring, and M&A services to energy and industrial companies. Prior to co-founding Industria, Mr. Haymons was a Partner at St. Charles Capital, LLC, where he played a senior leadership role as the founder and managing director of the Energy Services & Technology Group, until St. Charles Capital, LLC was acquired by KPMG LLP in 2014. Previously, he was senior managing director, head of Investment Banking and head of the Industrials Group for Headwaters MB. He began his career with Dain Bosworth and Green Manning & Bunch. Mr. Haymons brings to Enservco 25 years of experience in investment banking, corporate finance, M&A, and merchant banking transactions. He is a graduate of The Colorado College.

Robert S. Herlin, Age 63     Mr. Herlin was appointed to the Company’s Board of Directors on January 15, 2015. Mr. Herlin is also Chairman of Evolution Petroleum Corporation, Houston, Texas, a company with a class of securities registered pursuant to Section 12 of the Exchange Act. He has served as a director of Evolution Petroleum since its inception in 2003, was elected Chairman of its Board of Directors in 2009 and served as Chief Executive Officer from inception through 2015. Mr. Herlin also serves on the Board of Directors of Well Lift Inc., a private company that was spun off from Evolution Petroleum and is the owner and marketer of the GARP artificial lift technology. Mr. Herlin is also President of AVL Resources, LLC, a private energy company, and is actively engaged in new venture funding and advising. Mr. Herlin has 30 years of experience in engineering, energy transactions, operations and finance with small independents, larger independents and major integrated oil companies. Since 2003 until early 2010, Mr. Herlin also served as a non-active Partner with Tatum CFO, a financial advisory firm that provides executive officers on a part-time or full-time basis to clients. From 2001 to 2003, Mr. Herlin served as Senior Vice President and Chief Financial Officer of Intercontinental Towers Corporation, an international wireless infrastructure venture. Mr. Herlin also served on the Board of Directors of Boots and Coots, Inc., an oil field services company, from 2003 until its sale to Halliburton Company in September 2010. Prior to 2001, Mr. Herlin served in various officer capacities for upstream and downstream oil and gas companies, both private and public. Mr. Herlin served on the Engineering Advisory Board for the Brown School of Engineering at Rice University from 2013 to 2016. Mr. Herlin graduated with honors from Rice University with B.S. and M.E. degrees in chemical engineering and earned an MBA from Harvard University.

William A. Jolly, Age 64     Mr. Jolly was appointed to the Company’s Board of Directors on January 15, 2015. Mr. Jolly serves as an area chairman for the C12 group, which provides peer advisory services for middle market companies. Mr. Jolly served as a principal with Scarsdale Equities, a FINRA member broker/dealer in New York City where he focused on providing innovative banking solutions for small cap companies for 10 years. Mr. Jolly spent over 15 years with Procter & Gamble managing brands and subsidiaries in the U.S. and throughout Asia. Mr. Jolly then became Vice President for the Consumer Division of Scott Paper in Asia Pacific until it was acquired by Kimberly Clark. Mr. Jolly serves on the advisory board of ZetrOZ Systems, which develops non-invasive medical devices to accelerate tissue healing and relieve pain. Mr. Jolly received his undergraduate degree from Duke University and his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

Richard A. Murphy, Age 48 Mr. Murphy was appointed to the Company’s Board of Directors on January 19, 2016. Mr. Murphy currently serves as the managing member of Cross River Capital Management, LLC the general partner of Cross River Partners, L.P., currently the largest stockholder of the Company. Mr. Murphy founded Cross River Partners, L.P. in April of 2002. Cross River Partners, L.P. invests in micro-cap and small-cap companies with market capitalizations up to $1.5 billion at the time of initial investment. Mr. Murphy’s primary responsibility as managing member is investment research, analysis of investment opportunities, and coordinating final investment decisions for Cross River Partners, L.P. Prior to founding Cross River Partners, L.P., Mr. Murphy was an analyst and asset portfolio manager with SunAmerica Asset Management, LLC from 1998 to 2002. Mr. Murphy also worked as an associate investment banker at ING Barings in its food and agricultural division in 1998 and he worked at Chase Manhattan Bank from 1992 to 1996. He also sat on the Advisory Board of CMS Bankcorp, Inc. and currently sits on the Applied Investment Management Board for the University of Notre Dame. Mr. Murphy is Chairman of the audit committee for Williston Holding Company, Inc. a restaurant company. Mr. Murphy also serves on the Board of Trustees of Brooklyn Jesuit Prep, a not-for-profit secondary school serving low income families. Mr. Murphy received his MBA from the University of Notre Dame-Mendoza College of Business in 1998 and his bachelor’s degree in political science from Gettysburg College in 1992.

If elected, each director will serve for a one-year term and until his successor is elected and qualified.

Board Member Nominee Selection Criteria

The Company believes that each of the persons nominated for reelection to the Board have the requisite experience, qualifications, attributes and skills to enable the Board of Directors to effectively satisfy its oversight responsibilities. With regard to the nominees (each of whom is currently a member of our Board) the following factors were among those considered that led to the Board’s conclusion that each would make valuable contributions to the Board:

•

Keith J. Behrens: Mr. Behrens was appointed to the Company’s Board of Directors on June 20, 2014 and Mr. Behrens accepted his appointment on July 15, 2014. Mr. Behrens has over 23 years of investment banking experience with major investment banking firms including Bear Stearns and Wasserstein Perella. He has focused most of his career in covering primarily exploration and production companies as well as other energy-related companies. The Board believes Mr. Behrens’ extensive experience in M&A transactions in the energy-related field is valuable in the continued development and growth of the Company.

•

Ian E. Dickinson: Mr. Dickinson was appointed to the Company’s Board of Directors on May 9, 2017. Mr. Dickinson brings a strong track record in the areas of private equity, oilfield service equipment, M&A, and finance. The Board believes Mr. Dickinson’s prior leadership experience in the oil field services and finance industries is valuable to the Board of Directors as a whole.

•

Christopher D. Haymons: Mr. Haymons was appointed to the Company’s Board of Directors on January 27, 2017 by unanimous consent of the Directors. The Board believes Mr. Haymons provides valuable transactional and analytical skills with respect to the oil field services industry within which the Company operates.

•

Robert S. Herlin: Mr. Herlin was appointed to the Company’s Board of Directors on January 15, 2015 by unanimous consent of the Directors. Mr. Herlin was appointed at the same time to the Audit Committee of the Company’s Board of Directors. Mr. Herlin has 30 years of experience in engineering, energy transactions, and operations and finance of companies in the oil and gas sector. The Board believes Mr. Herlin’s experience and knowledge in the oil and gas sector are valuable to the Board of Directors as a whole.

•

William A. Jolly: Mr. Jolly was appointed to the Company’s Board of Directors on January 15, 2015 by unanimous consent of the Directors. Mr. Jolly was appointed at the same time to the Audit Committee of the Company’s Board of Directors. Mr. Jolly has previously served as a board member/advisor for several public companies. Mr. Jolly serves as an area chairman for the C12 group, which provides peer advisory services for middle market companies. In addition, Mr. Jolly served as a principal with Scarsdale Equities, a FINRA member broker/dealer in New York City where he focused on providing innovative banking solutions for small cap companies for over 10 years. The Board believes Mr. Jolly’s experience and knowledge advising public companies and experience in banking solutions for small cap companies are valuable to the Board of Directors as a whole.

•

Richard A. Murphy: Mr. Murphy was appointed to the company’s Board of Directors on January 19, 2016 by unanimous consent of the Directors. Mr. Murphy is the managing member of the general partner of the Company’s largest stockholder, Cross River Partners L.P. and has experience analyzing and evaluating micro-cap companies. The Board believes Mr. Murphy’s years of experience advising emerging growth companies are valuable to the Board of Directors as a whole.

Vote Required and Recommendation

Each share will count as one vote cast for the election of directors, and abstentions and broker non-votes will not be counted. To be elected each director must receive a plurality of the votes cast at the Meeting—the six individuals with the most votes will be elected to the Board of Directors. Unless otherwise specified, the enclosed proxy will be voted “FOR” the election of the Board of Directors’ slate of nominees. Neither Management nor the Board of Directors of the Company is aware of any reason which would cause any nominee to be unavailable to serve as a Director.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF MESSRS. BEHRENS, DICKINSON, HAYMONS, HERLIN, JOLLY, AND MURPHY.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected the accounting firm of EKS&H LLLP (“EKSH”) to serve as our independent registered public accounting firm for the 2018 fiscal year. We are asking our stockholders to ratify the selection of EKSH as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of EKSH to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice.

To the Company’s knowledge, a representative from EKSH is expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Fees Billed

The following is a summary and description of fees for services provided by EKSH for the years ended December 31, 2017 and 2016.

	2017	2016
Audit fees (1)	$ 129,000	$ 135,000
Audit-related fees (2)	17,470	38,000
Tax fees	—	—
All other fees (3)	2,493	9,325
Total	$ 148,963	$ 182,325

(1)

Audit Fees include professional services for the audit of our annual consolidated financial statements, reviews of the consolidated financial statements included in our Form 10-Q filings, audits of company provided employee benefit plans, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements including review of the consolidated financial statements incurred in conjunction with registration statements.

(3)	All other fees include amounts billed for consultation provided to the Company.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent public accountants, and pre-approves all audit services and permissible non-audit services to be provided to the Company by the independent public accountants. The Audit Committee may, in its discretion, delegate the authority to pre-approve all audit services and permissible non-audit services to the Chairman of the Audit Committee provided the Chairman reports any delegated pre-approvals to the Audit Committee at the next meeting thereof. The Audit Committee has not, however, adopted any specific policies and procedures for the engagement of non-audit services.

The Audit Committee approved of EKSH performing our audit and all other consultation services provided for the 2016 and 2017 fiscal years as set forth in table above.

Vote Required and Recommendation of Board

Proposal No. 2 requires the affirmative vote of a majority of the votes cast at the Meeting. If our stockholders fail to ratify the selection, it will be considered as a direction to the Board to consider the selection of a different firm. The Board considers EKSH to be well-qualified to serve as the independent auditor for the Company and EKSH has experience since 2010 in doing so. However, even if the selection is ratified, the Board of Directors, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF EKSH AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

CORPORATE GOVERNANCE

The Board is committed to sound and effective governance practices, which help us compete more effectively, sustain our success, and build long-term shareholder value. The Board reviews the Company's governance policies and business strategies, and advises and counsels the executive officers who manage the Company.

Meetings of the Board and Committees; Attendance at the Annual Meeting

The Board of Directors held 4 formal in-person or telephonic meetings during the fiscal year ended December 31, 2017 and acted by unanimous consent 8 times during 2017. The incumbent directors each attended 100% of the board meetings held during 2017. In addition, regular communications were maintained throughout the year among all of the officers and directors of the Company.

Board members are not required to attend the annual stockholder meeting. The Company last held an annual meeting of stockholders on June 21, 2017, and six Board members were in attendance, either in person or telephonically.

Committees of the Board

Audit Committee

The Board of Directors established the Audit Committee on May 29, 2013, in accordance with Section 3(a)(58)(A) of the Exchange Act and then NYSE MKT Rule 803(B) as modified for smaller reporting companies by then NYSE MKT Rule 801(h). The Audit Committee was established to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.

The members of our Audit Committee are Messrs. Haymons, Jolly, and Herlin. Mr. Haymons is chairman of the Audit Committee. On May 1, 2017, the Board of Directors determined that Mr. Haymons, Mr. Jolly and Mr. Herlin were independent under SEC Rule 10A-3(b)(1) and NYSE American Rule 802(a). The Board has determined that all current members of the Audit Committee are “financially literate” as interpreted by the Board in its business judgment. No members of the Audit Committee have been qualified as an audit committee financial expert, as defined in the applicable rules of the SEC, because the Board believes that the Company’s status as a smaller reporting company does not require expertise beyond financial literacy. The Audit Committee held four meetings during the year ended December 31, 2017.

The Audit Committee meets quarterly with our independent accountants and management to review the scope and results of the annual audit and to review our financial statements and related reporting matters prior to the submission of the financial statements to the Board. In addition, the committee meets with the independent auditors at least on a quarterly basis to review and discuss the annual audit or quarterly review of our financial statements.

The Audit Committee has reviewed and discussed the audited financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, with Enservco management. The Audit Committee has discussed with the Company’s independent auditors EKSH the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T and has received written disclosures from EKSH required by the applicable requirements of the PCAOB regarding EKSH’s independence. The Audit Committee has discussed EKSH’s independence with representatives of EKSH. Based on that review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included with the Company’s Form 10-K for the fiscal year ended December 31, 2017.

We have adopted an Audit Committee Charter that deals with the establishment of the Audit Committee and sets out its duties and responsibilities. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee Charter is available on our Company website at http://www.enservco.com.

No Nominating Committee

Enservco has not established a nominating committee. Under the NYSE MKT Rule 804(a), if there is no nominating committee, nominations must be made by a majority of the independent directors. In accordance with this rule, the independent members of the Board of Directors are responsible for identifying and nominating appropriate persons to become members of the Board of Directors, as necessary. In identifying Board candidates, it is the Company's goal to identify persons who it believes have appropriate expertise and experience to contribute to the oversight of the Company, while also reviewing other appropriate factors. Enservco believes that this method of identifying, evaluating, and nominating members to join the Board of Directors is appropriate given Enservco's status as a smaller reporting company.

In order to comply with the NYSE MKT rules, Enservco has adopted a nomination procedure in its Bylaws by which eligible stockholders may nominate a person to the Board of Directors. Such procedure was amended by the Board of Directors on March 16, 2015. That procedure is as follows:

Enservco will consider all recommendations from any person (or group) who holds and has (or collectively if a group have) held more than 5% of Enservco’s voting securities for longer than one year. Any stockholder who desires to submit a nomination of a person to stand for election of directors at the next annual or special meeting of the stockholders at which directors are to be elected must submit a notification of the stockholder’s intention to make a nomination (“Notification”) to Enservco’s corporate secretary by the date mentioned in the most recent proxy statement or information statement under the heading “Proposal From Stockholders” as such date may be amended in cases where the annual meeting has been changed as contemplated in SEC Rule 14a-8(e), Question 5, and in that notification must provide the following additional information to Enservco:

•

Name, address, telephone number and other methods by which Enservco can contact the stockholder submitting the Notification and the total number of shares beneficially owned by the stockholder (as the term “beneficial ownership” is defined in SEC Rule 13d-3);

•

If the stockholder owns shares of Enservco’s voting stock other than on the records of Enservco, the stockholder must provide evidence that he or she owns such shares (which evidence may include a current statement from a brokerage house or other appropriate documentation);

•

Information from the stockholder regarding any intentions that he or she may have to attempt to make a change of control or to influence the direction of Enservco, and other information regarding the stockholder any other persons associated with the stockholder that would be required under Items 4 and 5 of SEC Schedule 14A were the stockholder or other persons associated with the stockholder making a solicitation subject to SEC Rule 14a-12(c); and

•	All information required by Item 7 of SEC Schedule 14A with respect to the proposed nominee, which shall be in a form reasonably acceptable to Enservco.

Compensation Committee

The Board of Directors established the Compensation Committee in November, 2017. The Board of Directors appointed Messrs. Herlin, Jolly, and Haymons to the Compensation Committee, each of whom the Board of Directors has determined is independent pursuant to the independence tests under the NYSE American Company Guide. The Compensation Committee is charged with reviewing and approving the terms and structure of the compensation of the Company’s executive officers.

Pursuant to the NYSE MKT rules, the independent members of Enservco's Board of Directors determine the compensation of our Chief Executive Officer. The Board believes that this is appropriate given that Enservco is a smaller reporting company and these compensation decisions are made by the independent directors. The process and procedures for establishing executive compensation are discussed in the "Executive Compensation" and "Compensation of Directors" sections located elsewhere in this proxy statement.

Board Leadership Structure

The Board does not have an express policy regarding the separation of the roles of Chief Executive Officer and Board Chairman as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has not designated a lead independent director. The roles of Chief Executive Officer and Chairman are presently separated, and Richard A. Murphy serves as the Chairman of the Board.

Board’s Role and the Role of the Audit Committee in Risk Oversight

While management is charged with the day-to-day management of risks that Enservco faces, the Board of Directors and Audit Committee are responsible for oversight of risk management. The full Board and the Audit Committee have responsibility for general oversight of risks facing the Company.  Specifically, the Audit Committee will review and assess the adequacy of Enservco’s risk management policies and procedures with regard to identification of Enservco’s principal risks, both financial and non-financial, and review updates on these risks from the Chief Financial Officer and the Chief Executive Officer. The Audit Committee will also review and assess the adequacy of the implementation of appropriate systems to mitigate and manage the principal risks.

Director Independence

The Company utilizes the definition of “independent director” as it is set forth in Section 803A(2) of the NYSE MKT Rules. Further, the Board considers all relevant facts and circumstances in its determination of independence of all members of the Board (including any relationships). Based on the foregoing criteria, Messrs. Behrens, Haymons, Herlin, Jolly, and Murphy are considered independent directors and were confirmed as such by the Board of Directors.

Further information regarding enhanced independence standards applicable to directors who serve on the Company's Audit Committee, and directors who participate in the determination of the compensation of our chief executive officer, can be found in the Corporate Governance section elsewhere in this proxy statement, under the headings "Audit Committee" and "No Compensation Committee".

Board of Directors – Composition, Qualifications and Attributes; Board Diversity

The Company’s Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, and skills, when taken together, will allow the Board of Directors to satisfy its oversight obligations effectively. The Company does not currently have a separate nominating (or similar) committee and, as further discussed above, given the Company’s small size, the Company does not yet believe such a committee is necessary. However, as the Company grows, it may consider establishing a separate nominating committee.

Under the NYSE MKT Rule 804(a), if there is no nominating committee, nominations must be made by a majority of the independent directors. In accordance with this rule, the independent members of the Board of Directors are responsible for identifying and appointing appropriate persons to become members of the Board of Directors, as necessary. In identifying Board candidates, it is the Company's goal to identify persons who it believes have appropriate expertise and experience to contribute to the oversight of the Company, while also reviewing other appropriate factors. Enservco believes that this method of identifying, evaluating, and nominating members to join the Board of Directors is appropriate given Enservco's status as a smaller reporting company.

The Board of Directors does not have a formal diversity policy. The Board considers candidates that will make the Board as a whole reflective of a range of talents, skills, diversity, and experience.

Related Party Transactions Policy and Procedures

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related parties and/or their respective affiliated entities. We refer to this policy as our "Related Party Transactions Policy". The Related Party Transactions Policy is available on our website at www.enservco.com.

Pursuant to this policy, "Related Parties" includes our executive officers and directors, any nominee for director, beneficial owners of 5% or greater of the Company's voting securities, and the immediate family members any of the foregoing persons. An "Immediate Family Member" of a Related Party means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person sharing a household with the Related Party, other than a tenant or employee.

A "Related Party Transaction" includes:

•	any transaction or relationship directly or indirectly involving a Related Party that would need to be disclosed under Item 404(a) of Regulation S-K;
•	any material amendment or modification to an existing Related Party Transaction; and
•	any transaction deemed by the directors or the Company's legal counsel to be a Related Party Transaction.

Under the Related Party Transactions Policy, Related Party Transactions are prohibited, unless approved or ratified by the disinterested directors of the Company. A Related Party Transaction entered into without pre-approval is not invalid, unenforceable, or in violation of the policy, provided that such transaction is brought to the disinterested directors as promptly as reasonably practical after it is entered into, and such transaction is ratified.

The Company's executive officers, directors, or nominees for director are required to promptly notify the Board of Directors and the Company's legal counsel of any proposed Related Party Transaction. The Company's disinterested directors will review such transaction, considering all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit and perceived benefit (or lack thereof) to the Company, opportunity costs of alternate transactions, the materiality and character of the Related Party's direct or indirect interest, and the actual or apparent conflict of interest of the Related Party. The disinterested directors shall not approve or ratify a Related Party Transaction unless they have determined that upon consideration of all relevant information, the proposed Related Party Transaction is in, or not inconsistent with, the best interests of the Company and its shareholders.

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors and significant stockholders since January 1, 2017 or otherwise outstanding as of the Record Date.

Chairman of the Board of Directors provides Letter of Credit to PNC Bank

On March 31, 2017, the Company’s Chairman, Richard Murphy issued an irrevocable standby letter of credit in the face amount of $1,500,000 for the benefit of PNC Bank. The letter of credit was issued in connection with the tenth amendment to the Company's Amended and Restated Revolving Credit and Security Agreement with PNC Bank (the "2014 Credit Agreement"). PNC had the ability to make a drawing under this letter of credit and apply all of the proceeds of letter of credit to pay down the principal balance of the revolving credit facility. This standby letter of credit was replaced with the Subordinated Loan Agreement described below.

Subordinated Loan Agreement entered into with Cross River Partners, L.P.

On June 28, 2017, the Company entered into a subordinated loan agreement (the “Subordinated Loan Agreement”) with Cross River Partners, L.P., ("Cross River"), which documents the Company’s obligations to Cross River with respect to the financial accommodations made to the Company by Cross River in connection with the Tenth Amendment to the Company Amended and Restated Revolving Credit and Security Agreement with PNC Bank. In connection with the Subordinated Loan Agreement, on June 28, 2017, the Company delivered two subordinated promissory notes to Cross River in the amounts of $1 million and $1.5 million, respectively (each a “Note”, collectively, the “Notes” and, together with the Subordinated Loan Agreement, the “Subordinated Loan Documents”). The Notes each have a maturity date of June 28, 2022 (the “Maturity Date”) and bear interest at a fixed per annum rate of 10.0%.

On August 10, 2017, the Company entered into the Loan and Security Agreement with East West Bank (the "2017 Credit Agreement"), which replaced the 2014 Credit Agreement. In relation to the 2017 Credit Agreement, on August 7, 2017, Cross Rivers entered into a subordination agreement with East West Bank. The Company began making quarterly payments of accrued interest under each Note on July 1, 2017 and will continue making such interest only payments until all of the Company’s obligations under the 2017 Credit Agreement have been satisfied. Once all of the Company’s obligations under the 2017 Credit Agreement have been satisfied, the Company will begin making quarterly payments of principal (based on an amortization schedule of 10 years) plus interest until the Maturity Date. On the Maturity Date, all amounts still outstanding under the Notes will become due and payable. The Company has the right to prepay the outstanding balance of all principal and interest of either or both Notes, in whole, subject to a prepayment penalty equal to the total interest that would have been due and payable on the next two quarterly payments following such prepayment.

In connection with the Subordinated Loan Agreement, on June 28, 2017, the Company issued Cross River two five-year warrants (the “Warrants”) to buy an aggregate total of 1,612,902 shares of the Company’s common stock at an exercise price of $0.31 per share, the average closing price of the Company’s common stock for the 20 day period ended May 11, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires Enservco’s directors and officers and any persons who own more than ten percent of Enservco’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). All directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed. Based solely on our review of the copies of Forms 3, 4 and any amendments thereto furnished to us during the fiscal year completed December 31, 2017, we believe that during the Company’s 2017 fiscal year all of our named executive officers, directors, and greater than ten percent stockholders filed the required reports on a timely basis under Section 16(a) of the 1934 Act with the sole exception being the initial statement of beneficial ownership of securities on Form 3 filed by Mr. Bradford in connection with his appointment as our Chief Accounting Officer. The Form 3 was due on December 22, 2017 and filed on December 29, 2017.

Code of Business Conduct and Whistleblower Policy

On July 27, 2010, our Board of Directors adopted a Code of Business Conduct and Whistleblower Policy (the “Code of Conduct”) which the Board updated on May 29, 2013. The Code of Conduct applies to all of our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct establishes standards and guidelines to assist our directors, officers, and employees in complying with both the Company’s corporate policies and with the law and is posted at our website: www.enservco.com. Additionally, a copy of our Code of Conduct was filed as an exhibit to our Current Report on Form 8-K dated July 27, 2010 and the amended Code of Conduct was filed as an exhibit to a Current Report on Form 8-K dated May 29, 2013.

Insider Trading Policy

On June 22, 2016, our Board of Directors approved a new Insider Trading Policy. The Insider Trading Policy applies to all of our officers, directors, and employees. Our Insider Trading Policy is posted at our website: www.enservco.com. Additionally, a copy of our Insider Trading Policy was filed as an exhibit to our Current Report on Form 8-K dated June 22, 2016.

Policy on Trading Blackout Period

On August 16, 2013, our Board of Directors adopted the Company's Policy on Trading Blackout Periods; Benefits Plans; and Section 16 Reporting (the “Blackout Policy”), which the Board amended on June 25, 2015. The Blackout Policy applies to all of our officers, directors, and employees. Our Blackout Policy is posted at our website www.enservco.com. In addition, a copy of Blackout Policy was filed as an exhibit to our Current Report on Form 8-K, dated June 25, 2015.

EXECUTIVE OFFICERS

The age, business experience, and current position of each person who currently serves as an executive officer of Enservco are as follows.

     Ian E. Dickinson, Age 45 - Mr. Dickinson was appointed as the Company’s President and Chief Executive Officer and as a member of the Board of Directors on May 9, 2017. Mr. Dickinson joined the Company from Caddis Capital Investments, LLC (“Caddis”), an actively managed private equity firm, where he has been a partner since July, 2016. Prior to joining Caddis, Mr. Dickinson served as President and Chief Executive Officer of Premier Oilfield Equipment Company (“Premier”) from its acquisition by Altira Group, LLC in February, 2012, until July, 2016. Prior to that, Mr. Dickinson served as Senior Vice President of Finance at Startek, Inc. (“SRT”), a global contact center outsource services provider, from March 2011 until February, 2012, and as Managing Director at Slalom Consulting, LLC, leading the CFO Advisory Services practice from October, 2009 until March, 2011. His previous experience includes CFO and corporate development roles at several private equity and venture capital backed companies. Mr. Dickinson began his career in various and expanding leadership roles in finance and M&A at Quest Communications (acquired by CenturyLink), Nextel (acquired by Sprint), and ADT Security Services. Mr. Dickinson is a member of Young President Organization – Colorado Chapter, and currently serves on the Board of Directors of Fox Management, LLC (a non-reporting company) and the ACE Scholarships Advisory Board. Mr. Dickinson is a graduate of Fort Lewis College in Durango, Colorado.

Dustin Bradford, Age 37 - Mr. Bradford was appointed the Company’s Chief Financial Officer and Treasurer on January 31, 2018. Mr. Bradford also serves as the Company’s controller and Chief Accounting Officer. Mr. Bradford, age 37, has been with the Company since June 2017, and initially joined the Company as its controller. Since joining the Company, Mr. Bradford has overseen investor and lender relations, finance, financial reporting, accounting, budgeting, forecasting, securities and tax compliance, and other related areas of responsibility. Prior thereto, from March 2016 to June 2017, he was controller for TapInfluence, Inc, a private equity-backed marketing technology company. From July 2010 to January 2016, he was employed with Black Creek Diversified Property Fund Inc., formerly known as Dividend Capital Diversified Property Fund Inc., a Real Estate Investment Trust, as Assistant Controller and Financial Reporting Manager. Mr. Bradford began his career as an auditor with public accounting firm KPMG and also held a technical accounting and financial reporting position with Sun Microsystems (acquired by Oracle). Mr. Bradford is a Certified Public Accountant and holds a Bachelor’s degree in Accounting, Summa Cum Laude, from Fort Lewis College in Durango, Colorado.

Significant Employees

There are no significant employees of Enservco other than its executive officers named above.

EXECUTIVE COMPENSATION

The following table sets out the compensation received for the fiscal years ended December 31, 2017 and 2016 in respect to each of the individuals who served as the Company’s chief executive officer at any time during the last fiscal year, as well as the Company’s most highly compensated executive officers (collectively referred to herein as the “NEOs”). The table does not include transactions subsequent to December 31, 2017.

Name and Principal Position	Fiscal Year	Salary	Bonus and Other		Stock Awards	Option Awards (1)		Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Plan Compensation	All Other Compensation (2)	Total
Ian E. Dickinson(3)	2017	$153,846	125,000		$-	$71,679	(4)	$-	$-	$12,289	$362,814
CEO and President	2016	$-	-		$-	$-		$-	$-	$-	$-

Rick D. Kasch (5)	2017	$257,013	120,000		$-	$224,956	(6)	$-	$-	$94,156	$696,125
Former Chairman, CEO and President	2016	$260,466	-		$-	$272,498	(7)	$-	$-	$49,591	$582,555

Austin Peitz	2017	$192,938	110,000	(6)	$-	$85,465	(8)	$-	$-	$20,546	$408,949
Former Senior Vice President of Field Operations	2016	$176,423	45,000	(9)	$-	$67,958	(10)	$-	$-	$17,993	$307,374

Dustin Bradford (11)	2017	$64,904	-		$-	$-		$-	$-	$1,933	$66,837
CFO and Treasurer	2016	$-	-		$-	$-		$-	$-	$-	$-

Tucker Franciscus (12)	2017	$101,538	-		$-	$55,420	(13)	$-	$-	$1,789	$158,747
Former CFO and Treasurer	2016	$-	-		$-	$-		$-	$-	$-	$-

Robert Devers (14)	2017	$181,731	15,000		$-	$83,760	(15)	$-	$-	$36,352	$316,843
Former CFO and Treasurer	2016	$175,000	-	(11)	$-	$134,336	(16)	$-	$-	$18,731	$328,067

(1) Amounts represent the calculated fair value of stock options granted to the named executive officers based on provisions of ASC 718-10, Stock Compensation, which vested during the year. See Note 10 to the consolidated financial statements set forth in the Original Form 10-K for the fiscal year ending December 31, 2017 for a discussion regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model.

(2) Represents: (i) automobile expenses; (ii) health, life, dental and vision insurance premiums; and (iii) matching contributions to the Company’s 401(k) plan incurred on behalf of Messrs Dickinson, Kasch, Pietz, Bradford, Franciscus, and Devers.

(3) Mr. Dickinson was named chief executive officer and president on May 9, 2017.

(4) Amount represents the calculated grant date fair value of stock options to purchase 400,000 shares of common stock which vested immediately upon issuance.

(5) Mr. Kasch resigned as the chief executive officer and president effective May 5, 2017.

(6) Amount represents calculated grant date fair value of stock options to purchase 623,333 shares of common stock which vested during 2017.

(7) Amount represents calculated grant date fair value of stock options to purchase 761,667shares of common stock which vested during 2016.

(8) Amount represents calculated grant date fair value of stock options to purchase 220,000 shares of common stock which vested during 2017.

(9) Amount includes $45,000 of discretionary quarterly bonuses paid to Mr. Peitz pursuant to revised employment agreement effective April 1, 2015. As part of the revised employment agreement, Mr. Peitz agreed to reduce his base salary from $192,938 to $150,000. On May 15, 2016, Mr. Peitz agreed to return to his base salary of $192,938 and to eliminate his discretionary quarterly bonuses.

(10) Amount represents calculated grant date fair value of stock options to purchase 69,999 shares of common stock which vested during 2016.

(11) Mr. Bradford was named chief accounting officer on December 12, 2017. Mr. Bradford was named chief financial officer on January 31, 2018.

(12) Mr. Franciscus served as the Company's chief financial officer from July 17, 2017 to January 31, 2018.

(13) Amount represents calculated grant date fair value of stock options to purchase 266,666 shares of common stock which vested during 2017.

(14) Mr. Devers served as the Company's chief financial officer from April 29, 2013 to August 4, 2017. Mr. Devers entered into a severance agreement on June 8, 2017 which provided that Mr. Devers would serve long enough to facilitate the transition to a new person serving as chief financial officer.

(15) Amount represents calculated grant date fair value of stock options to purchase 63,333 shares of common stock which vested during 2017.

(16) Amount represents calculated grant date fair value of stock options to purchase 113,332 shares of common stock which vested during 2016.

Narrative Disclosure to Summary Compensation Table

Compensation Committee. The Board of Directors established the Compensation Committee in November, 2017. The Board of Directors appointed Messrs. Herlin, Jolly, and Haymons to the Compensation Committee, each of whom the Board of Directors has determined is independent pursuant to the independence tests under the NYSE

American Company Guide. The Compensation Committee is charged with reviewing and approving the terms and structure of the compensation of the Company’s executive officers.

The Company considers various factors when evaluating and determining the compensation terms and structure of its executive officers, including the following:

1.     The executive's leadership and operational performance and potential to enhance long-term value to the Company's stockholders;

2.     The company's financial resources, results of operations, and financial projections;

3.     Performance compared to the financial, operational, and strategic goals established for the Company;

4.     The nature, scope, and level of the executive's responsibilities;

5.     Competitive market compensation paid by other companies for similar positions, experience, and performance levels; and

6.     The executive's current salary, the appropriate balance between incentives for long-term and short-term performance.

Company management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other Company employees, and the Company expects this practice to continue going forward. The entire Board of Directors remains responsible for significant changes to, or adoption, of new employee benefit plans.

The Company believes that the compensation environment for qualified professionals in the industry in which we operate is highly competitive. In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

■     Base salary;

■     Discretionary cash bonuses;

■     Stock option awards and/or equity based compensation; and

■     Other employment benefits.

Base Salary. Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, the Company aims to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board of Directors believes that base salary should be relatively stable over time, providing the executive a dependable, minimum level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board of Directors believes that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies similar in size and complexity similar to the Company.

The Company’s named executive officers (being Messrs. Dickinson and Bradford) receive base salaries in accordance with the terms of their respective employment agreements (which are described below).

Discretionary Annual Bonus. Discretionary cash bonuses are another prong of our compensation plan. The Board of Directors believes that it is appropriate that executive officers and other employees have the potential to receive a portion of their annual cash compensation as a cash bonus to encourage performance to achieve key corporate objectives and to be competitive from a total remuneration standpoint.

We have no set formula for determining or awarding discretionary cash bonuses to our other executives or employees. In determining whether to award bonuses and the amount of any bonuses, we have taken and expect to continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package, as well as the Company’s overall performance including cash flow and other operational factors.

The employment agreements we have entered into with certain of our executive officers provide that each is eligible to receive a discretionary cash bonus. Such bonuses are to be considered and determined by the Compensation Committee, and paid during the ninety-day period beginning February 1 of the year following that year for which the bonus was earned.

Equity-based compensation. Each of the Company’s executive officers is eligible to be granted awards under the Company’s equity compensation plans. The Company believes that equity-based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint. At the present time, we have one active equity incentive plan for our management and employees, the 2016 Stock Incentive Plan, and one dormant equity incentive plan for our management and employees, the 2010 Stock Incentive Plan, pursuant to which there are still outstanding awards.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package.

The Company has granted stock options to each of its executive officers as described above in the table entitled “Security Ownership of Management, Directors, and Certain Beneficial Owners” and below in the table entitled “Stock Options, Stock Awards, and Equity Incentive Plans.”

Forfeiture and Grant of Stock Options. The Board of Directors granted stock options to Messrs. Dickinson, Peitz, and Bradford for fiscal year 2017 under the 2016 Stock Incentive Plan. On June 2, 2017 the Board approved granting Mr. Dickinson 1,200,000 options and Mr. Peitz 500,000 options to acquire shares under the the 2016 Plan. On June 23, 2017, the Board granted Mr. Bradford 50,000 options to acquire shares under the 2016 Plan.

As discussed below, Mr. Franciscus was granted 800,000 options to acquire shares under the 2016 Plan, however, Mr. Franciscus forfeited 533,334 of these options to acquire shares in connection with his resignation.

In connection with his resignation, as discussed below, Mr. Kasch had 623,333 options to acquire shares vest during 2017, however, these and all remaining unexercised options expired as of August 5, 2017. In total, Mr. Kasch forfeited 1,485,000 options to acquire shares during 2017.

In connection with his resignation, as discussed below, Mr. Devers forfeited 190,000 options to acquire shares on August 4, 2017. In addition, Mr. Devers had 83,333 options to acquire shares immediately vest in connection with his resignation. All of Mr. Devers' remaining unexercised options expired on February 15, 2018.

The Board of Directors granted stock options to Messrs. Kasch, Peitz, and Devers for fiscal year 2016 under the 2010 Stock Incentive Plan (the “2010 Plan”). Subsequently, on June 17, 2016, the Board of Directors appointed a special committee of disinterested directors (the “Special Committee”) to address certain claims in a letter dated June 14, 2016 from an attorney purporting to represent a stockholder of the Company regarding the 2010 Plan and equity awards granted thereunder. After investigation and consultation with its counsel, the Special Committee verified that certain stock options granted under the 2010 Plan had exceeded applicable limitations on grants in the 2010 Plan.

On July 7, 2016, the Special Committee unanimously approved: (a) the rescission (and forfeiture by the holders) of certain stock option awards to purchase 2,560,000 shares of the Company’s common stock that had been granted to named executive officers Rick Kasch, Robert Devers, and Austin Peitz, and to directors Keith Behrens and Steve Oppenheim in excess of the 2010 Plan’s limitations (“Excess Options”), and (b) the grant of new options to purchase 1,960,000 shares of the Company’s common stock (the “New Options”), pursuant to a new stock incentive plan to be approved by the Board of Directors, the 2016 Stock Incentive Plan (the “2016 Plan”). The New Options were also subject to: (i) each of the subject optionees entering into the letter agreements (disclosed below) with the Company and (ii) stockholder approval of the 2016 Plan.

In connection with its approval of the grant of the New Options as described above, the Special Committee considered, among other things: (1) the fact that, because all of the New Options were replacing previously outstanding options, these transactions will not have a significant impact on dilution for the Company’s stockholders, (2) the fact that any compensation granted instead of granting the New Options would likely have involved expenditure of a significant amount of cash, which would not be in the best interests of the Company, (3) the fact that any compensation granted instead of granting the New Options might not have provided the same level of incentives to the recipients as the Excess Options and (4) the fact that the New Options were granted subject to stockholder approval of the 2016 Plan.

Subsequently, on July 18, 2016, the Board of Directors unanimously approved the adoption of the 2016 Plan. The stockholders approved the 2016 Plan at the Adjourned Annual Meeting of Stockholders held on September 29, 2016.

Also on July 18, 2016, the Company entered into letter agreements with Messrs. Kasch, Devers, Peitz, Behrens and Oppenheim. Pursuant to the letter agreements, each such officer/director agreed to forfeit his Excess Options. The Company agreed to grant the New Options pursuant to new stock option agreements that provide for vesting on substantially the same schedule as the Excess Options would have vested but could not be exercised prior to stockholder approval of the 2016 Plan. The exercise price of the New Options is the greater of the original exercise price of the Excess Options or the closing market price on July 7, 2016, the date the Special Committee approved the grant of the New Options. Under the letter agreements, the termination date of each New Option is the termination date of the rescinded option, except that if the termination date of the rescinded option is prior to the two-year anniversary of the date of the letter agreement, then the termination date of the New Option is extended six months past the termination date of the rescinded option. Further, the Company agreed to submit the 2016 Plan to the stockholders of the Company for approval as soon as reasonably possible. As noted above, the Company submitted the 2016 Plan to the stockholders of the Company on September 29, 2016, and it was approved.

Pursuant to the letter agreements, the option holders agreed to the rescission of Excess Options, and the Company granted new options, as follows:

■     Rescinded stock options to purchase an aggregate of 1,785,000 shares of common stock granted to Rick Kasch, President, Chief Executive Officer and Chairman of the Board, and granted Mr. Kasch new stock options to purchase an aggregate of 1,185,000 shares of common stock;

■     Rescinded stock options to purchase an aggregate of 165,000 shares of common stock granted to Robert Devers, Chief Financial Officer and Treasurer, and granted Mr. Devers new stock options to purchase an aggregate of 165,000 shares of common stock;

■     Rescinded stock options to purchase an aggregate of 360,000 shares of common stock, granted to Austin Peitz, Senior Vice President of Operations, and granted Mr. Peitz new stock options to purchase an aggregate of 360,000 shares of common stock;

■     Rescinded stock options to purchase an aggregate of 100,000 shares of common stock granted to Keith Behrens, Director, and granted Mr. Behrens new stock options to purchase an aggregate of 100,000 shares of common stock; and

■     Rescinded stock options to purchase an aggregate of 150,000 shares of common stock granted to Steve Oppenheim, former Director, and granted Mr. Oppenheim new stock options to purchase an aggregate of 150,000 shares of common stock.

Other Compensation/Benefits. Another element of the overall compensation is through providing our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers. Additionally, the Company provides or provided Messrs. Peitz and Kasch with an automobile (Peitz) or an automobile allowance (Kasch). Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and the Company historically has made matching contributions to the 401(k) plan, including for the benefit of our executive officers.

Declared Discretionary Bonuses

During 2017, the Board of Directors awarded discretionary bonuses to Messrs. Dickinson, Kasch, Peitz, and Devers, as shown in the Summary Compensation Table above. The Board of Directors did not award any discretionary bonuses for the 2016 fiscal year to Messrs. Kasch, Devers, or Peitz. Mr. Peitz did receive bonuses in the amount of $45,000 during fiscal 2016 related to a formulaic bonus program entered into in April 2015 pursuant to amendment to his employment agreement which reduced his salary by $42,938. As of June 22, 2016, Mr. Peitz entered into a new employment agreement with the Company (described below) that terminated the formulaic bonus program.

Employment Agreements

We have entered or intend to enter into employment agreements with certain Company officers, being Messrs. Dickinson, and Bradford. We previously entered into agreements with Messrs Kasch, Devers, and Franciscus.

Ian E. Dickinson – Mr. Dickinson is chief executive officer and president of the Company. Mr. Dickinson entered into an Employment Agreement effective May 9, 2017 (the “Dickinson Employment Agreement”). Pursuant to the Dickinson Employment Agreement, Mr. Dickinson will receive an annual base salary of $250,000, and is eligible each year to receive a discretionary bonus in addition to his base salary, which will be awarded in such amounts as the Board may determine. Mr. Dickinson was also granted stock options to purchase 1,200,000 shares of the Company’s common stock. The exercise price of the stock options is $0.30 per share. The stock options vest in one third installments, the first of which vested on May 9, 2017, the second of which vests on May 9, 2018 and the third of which vested on May 9, 2019, provided that Mr. Dickinson continues to be employed by the Company on those dates. The Dickinson Employment Agreement provides for severance compensation if Mr. Dickinson is terminated without cause or upon a change of control. The Dickinson Employment Agreement also contains other standard provisions contained in agreements of this nature, including confidentiality and non-competition provisions as well as eligibility for discretionary bonuses and long-term incentive awards.

Rick Kasch – Mr. Kasch was chief executive officer and president of the Company. He entered into an employment agreement with the Company on June 22, 2016 (the "Kasch Employment Agreement") to replace his prior employment agreement with the Company dated July 27, 2010, as amended. The Kasch Employment Agreement had a term of July 1, 2016 through June 30, 2017, and would have been automatically renewed thereafter on a year-to-year basis unless Enservco or Mr. Kasch provided the other with 60 days’ notice of non-renewal or the agreement was otherwise terminated. The Kasch Employment Agreement provided for an annual base salary of $260,466. In addition, the Kasch Employment Agreement provided for an automobile allowance of $1,400 per month. The Kasch Employment Agreement also provided for standard employment benefits and contained other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions as well as eligibility for discretionary bonuses and longer-term incentive awards.

On May 5, 2017, Mr. Kasch notified the Company of his resignation as President, Chief Executive Officer, and as a member of the Company’s Board of Directors, effective immediately. Mr. Kasch also resigned from all positions held with the Company’s subsidiaries. Mr. Kasch’s decision to resign was not the result of any disagreement with the Company, the Board, or management, or any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Kasch’s resignation, the Company entered into an Executive Severance Agreement with Mr. Kasch on May 5, 2017 (the “Severance Agreement”). The Severance Agreement provides for certain modified severance compensation and benefits to Mr. Kasch in lieu of and in settlement of the compensation and benefits to be paid to Mr. Kasch upon termination of his employment pursuant to the Kasch Employment Agreement.

Pursuant to the terms of the Severance Agreement, the Company paid Mr. Kasch his base salary through May 31, 2017 in accordance with the normal schedule for such payment, subject to Mr. Kasch’s agreement that such salary shall be reduced to 50% of his base salary effective May 5, 2017. The Company also paid Mr. Kasch any remaining balance of the accrued and unpaid amount of his reduced base salary, together with benefits, including unused vacation days (which amount to $25,045) and expense reimbursements which were then due and payable under the Kasch Employment Agreement. In addition, Mr. Kasch received the following severance payments, subject to applicable employer and employee withholding by the Company: (i) payment to Mr. Kasch of $391,000 as follows: (x) an initial payment in the amount of $120,000 on May 31, 2017 and (y) the balance of $271,000 payable in 11 equal monthly installments of $24,636 commencing on July 1, 2017 with a final installment of the balance then due on June 1, 2018; (ii) a bonus payment of $120,000 on or before April 1, 2018; (iii) a lump sum representing the automobile allowance pursuant to the Kasch Employment Agreement in the amount of $25,199 on the first payday following May 5, 2017; (iv) a lump sum representing health care benefits pursuant to the Kasch Employment Agreement in the amount of $18,793 on the first payday following May 5, 2017; and (v) a lump sum representing 401(k) matching benefits in the amount of $21,839 on the first payday following May 5, 2017. Finally, all non-vested stock options held by Mr. Kasch immediately vested on May 5, 2017 and, in accordance with the agreements establishing such options, Mr. Kasch had three months from and after May 5, 2017 to exercise his options in accordance with the applicable agreements. These options were not exercised and, therefore, were forfeited.

Mr. Kasch continued to serve as a consultant to the Company until June 30, 2017 (the “Separation Date”). Additionally, Mr. Kasch cooperated and consulted with the Company and its executive officers and the Board after the Separation Date, on an as-needed basis, at no cost to the Company, for up to 20 hours per month, through August 31, 2017.

The Severance Agreement contains other standard provisions contained in agreements of this nature including restrictive covenants concerning confidentiality, noncompetition, non-solicitation and non-disparagement, and a general release of any and all claims Mr. Kasch may have against the Company, its directors, officers and associated persons.

Austin Peitz – Mr. Peitz was Senior Vice President of Field Operations of the Company. He entered into an employment agreement with the Company on June 22, 2016 (the "Peitz Employment Agreement") to replace his prior employment agreement with the Company dated July 27, 2010, as amended. The Peitz Employment Agreement had an initial term of July 1, 2016 through June 30, 2017, and would have automatically renewed thereafter on a year-to-year basis unless Enservco or Mr. Peitz provides the other with 60 days’ notice of non-renewal or the agreement was otherwise terminated. The Peitz Employment Agreement provided for an annual base salary of $192,938. Additionally, the Company provided Mr. Peitz with an automobile. The Peitz Employment Agreement also provides for standard employment benefits and contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions as well as eligibility for discretionary bonuses and longer term incentive awards.

On April 27, 2018, Mr. Peitz notified the Company of his resignation as Senior Vice President of Field Operations, effective immediately. Mr. Peitz also resigned from all positions held with the Company’s subsidiaries. Mr. Peitz’s decision to resign was not the result of any disagreement with the Company, the Board, or management, or any matter relating to the Company’s operations, policies, or practices.

In connection with Mr. Peitz’s resignation, the Company entered into an Executive Severance Agreement with Mr. Peitz on April 27, 2018 (the “Peitz Severance Agreement”). The Peitz Severance Agreement provides for certain modified compensation and benefits to Mr. Peitz in lieu of and in settlement of the compensation and benefits to be paid to Mr. Peitz upon termination of his employment pursuant to the Peitz Employment Agreement.

Pursuant to the Peitz Severance Agreement, on Mr. Peitz’s separation date the Company paid Mr. Peitz any remaining balance of Mr. Peitz’s accrued and unpaid benefits, including unused vacation days and expense reimbursements which were then due and payable under the Peitz Employment Agreement. In addition, within five business days of the date of Mr. Peitz’s separation date, the Company will make a lump sum payment to Mr. Peitz in an amount equal to: (i) twelve months of Mr. Peitz’s base salary as of the date of his resignation; plus (ii) a bonus equal to the greater of (x) Mr. Peitz’s most recent annual bonus, or (y) six months of Mr. Peitz’s base salary as of the date of his resignation. The Company will also provide Mr. Peitz with medical, dental, and vision benefits until the earlier of twelve months after April 27, 2018 or the date on which Mr. Peitz obtains substantially similar coverage through another employer. The Company will also transfer to Mr. Peitz title to the Company-owned automobile presently in Mr. Peitz’s possession.

In addition, the Peitz Severance Agreement provides that all stock options relating to the common stock of the Company held by Mr. Peitz immediately vested on Mr. Peitz’s separation date. Mr. Peitz will have until July 27, 2018 to exercise 33,333 incentive stock options, and until April 27, 2019 to exercise 886,667 non-qualified stock options in accordance with the applicable agreements establishing and governing such options.

The Peitz Severance Agreement contains other standard provisions contained in agreements of this nature including restrictive covenants concerning confidentiality, non-competition, non-solicitation, and non-disparagement, and a general release of any and all claims Mr. Peitz may have against the Company, its directors, officers, and associated persons.

Dustin Bradford – Mr. Bradford became the Chief Financial Officer of the Company on January 31, 2018. In connection with his appointment as the Company’s Chief Financial Officer, the Company and Dustin Bradford entered into an Employment Agreement on April 23, 2018, effective January 31, 2018 (the “Bradford Employment Agreement”). Pursuant to the Bradford Employment Agreement, Mr. Bradford will receive an annual base salary of $175,000, and is eligible each year to receive a discretionary bonus in addition to his base salary, which will be awarded in such amounts as the Board of Directors of the Company will determine.

Tucker Franciscus – Mr. Franciscus became the Chief Financial Officer of the Company on July 13, 2017. In connection with his appointment as the Company’s Chief Financial Officer, the Company and Mr. Franciscus entered into an Employment Agreement effective July 17, 2017 (the “Franciscus Employment Agreement”). Pursuant to the Franciscus Employment Agreement, Mr. Franciscus received an annual base salary of $240,000. In addition, Mr. Franciscus was eligible each year to receive a discretionary bonus in addition to his base salary, which was to be awarded in such amounts as the Board may have determined. Mr. Franciscus was also granted stock options to purchase 800,000 shares of the Company’s common stock. The exercise price of the stock options is $0.35 per share. The stock options were scheduled to vest in one third installments, the first of which vested on October 15, 2017, and the second and third of which were forfeited in connection with Mr. Franciscus' resignation effective effective January 31, 2018. Mr. Franciscus' decision to resign was not the result of any disagreement with the Company, the Board, or management, or any matter relating to the Company's operations, policies, or practices.

The Company entered into an Executive Severance and Consulting Agreement ("Franciscus Severance Agreement") with Mr. Franciscus on January 8, 2018, under which Mr. Franciscus will serve as a consultant to the Company until May 31, 2018 and be paid a monthly consulting fee of $20,000. The Franciscus Severance Agreement also provides for certain modified severance compensation and benefits to Mr. Franciscus in lieu of and in settlement of the compensation and benefits to be paid to Mr. Franciscus upon termination of his employment. Also, pursuant to the terms of the Franciscus Severance Agreement, (i) Mr. Franciscus’ vested options representing 266,666 shares of the Company’s common stock will remain exercisable through May 31, 2018. The Franciscus Severance Agreement contains other standard provisions contained in agreements of this nature including restrictive covenants concerning confidentiality, non-competition, non-solicitation and non-disparagement, and a general release of any and all claims Mr. Franciscus may have against the Company, its directors, officers and associated persons.

Robert Devers – Mr. Devers became the Chief Financial Officer of the Company on April 29, 2013. He entered into an employment agreement with the Company on June 22, 2016 (the "Devers Employment Agreement") to replace his prior employment agreement with the Company dated April 29, 2013, as amended. The term of the Devers Employment Agreement was July 1, 2016 through June 30, 2017, and would have automatically renewed thereafter on a year-to-year basis unless Enservco or Mr. Devers provided the other with 60 days’ notice of non-renewal or the agreement was otherwise terminated. The Devers Employment Agreement provided for an annual base salary equal to the base salary of $175,000. The Devers Employment Agreement also provided for standard employment benefits and contained other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions as well as eligibility for discretionary bonuses and longer term incentive awards.

On June 8, 2017, Mr. Devers notified the Company of his resignation as Chief Financial Officer, Treasurer, and Secretary of the Company, effective August 4, 2017. Mr. Devers also resigned from all positions held with the Company’s subsidiaries effective as of August 4, 2017. Mr. Devers’ decision to resign was not the result of any disagreement with the Company, the Board of Directors, or management, or any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Devers’ resignation, the Company entered into an Executive Severance Agreement with Mr. Devers on June 8, 2017 (the “Devers Severance Agreement”). The Devers Severance Agreement provided that Mr. Devers’ resignation as Chief Financial Officer, Treasurer and Secretary, and from all other positions he holds with the Company and its subsidiaries, were effective on August 4, 2017. The Devers Severance Agreement also provided for certain modified severance compensation and benefits to Mr. Devers in lieu of and in settlement of the compensation and benefits to be paid to Mr. Devers upon termination of his employment pursuant to the Devers Employment Agreement.

Pursuant to the terms of the Devers Severance Agreement, the Company paid Mr. Devers his base salary through August 4, 2017, in accordance with the normal Company schedule for payroll payments. In addition, Mr. Devers was paid any remaining balance of the accrued and unpaid benefits, including unused vacation days and expense reimbursements which were then due and payable under the Devers Employment Agreement. Furthermore, the Company continued to pay Mr. Devers his base salary through February 4, 2018 in accordance with the normal schedule for such payments. The Company will also provide Mr. Devers with medical, dental and vision benefits until the earlier of 18 months after August 4, 2017, or until substantially similar coverage can be obtained by Mr. Devers through another employer.

In addition, the Devers Severance Agreement provides that, except for options totaling 190,000 shares of the Company’s common stock (options to acquire 140,000 shares exercisable at $1.74 per share and options to acquire 50,000 shares at $2.25 per share), which were forfeited and expired as of the date of the  Devers Severance Agreement, all other stock options held by Mr. Devers immediately vested on the Separation Date. In accordance with the agreements establishing and governing such options, Mr. Devers had until February 15, 2018 to exercise his options. 125,000 options were exercised and the remaining 200,000 expired unexercised.

The Devers Severance Agreement contains other standard provisions contained in agreements of this nature including restrictive covenants concerning confidentiality, non-competition, non-solicitation and non-disparagement, and a general release of any and all claims Mr. Devers may have against the Company, its directors, officers and associated persons.

Stock Options, Stock Awards, and Equity Incentive Plans

In accordance with the Company’s stock incentive plans the Company granted certain of its executive officers stock options during the Company’s 2017 fiscal year. No other equity-based awards were granted to executive officers during the fiscal year. On July 7, 2016, certain options were rescinded and certain options were given subject to stockholder approval of a new 2016 Stock Incentive Plan (“2016 Plan”), see the description above under the heading “Narrative Disclosure to Summary Compensation Table – Forfeiture and Grant of Stock Options.” The 2016 Plan was approved by stockholders on September 29, 2016.

The following table sets forth the outstanding equity awards for each named executive officer at December 31, 2017, and does not include transactions subsequent to December 31, 2017 as set forth in the footnotes to the table.

	Number of Securities
	Underlying Unexercised
	Options(1)				Option	Option
					Exercise	Expiration
Name	Exercisable		Unexercisable		Price	Date

Ian E. Dickinson	400,000		800,000	(2)	$0.30	06/02/2022

Austin Peitz	100,000		-		$0.46	06/30/2017
	200,000		-		$0.65	12/30/2017
	50,000		-		$0.70	01/23/2018
	106,666		53,334	(3)	$1.74	04/08/2020
	66,667		33,333	(4)	$0.60	05/05/2021
	-		100,000	(5)	$0.65	05/05/2021
	523,333		186,667

Dustin Bradford	-		50,000	(6)	$0.35	6/26/2022

Tucker Franciscus	266,666	(7)	533,334	(7)	$0.35	5/31/2018

Robert J. Devers	100,000	(8)	-		$1.27	02/15/2018
	100,000	(8)	-		$0.60	02/15/2018
	50,000	(8)	-		$1.27	02/15/2018
	50,000	(8)	-		$1.00	02/15/2018
	25,000	(8)	-		$0.65	02/15/2018
	325,000		-

(1)	Consists of options granted under 2010 Stock Incentive Plan and 2016 Stock Option Plan.
(2)	These are options to purchase shares under the 2016 Plan. These shares are subject to a delayed two-year ratable vesting schedule with the remaining vesting dates on June 2, 2018 and 2019.
(3)	These are options to purchase shares under the 2016 Plan. These shares are subject to an eighteen-month vesting period with the remaining shares vesting on January 1, 2018.
(4)	These are options to purchase shares under the 2016 Plan. These shares are subject to a thirty-month vesting period with the remaining shares vesting on December 31, 2018.
(5)	These are options to purchase shares under the 2016 Plan. These shares are subject to a delayed two-year ratable vesting schedule with the remaining vesting dates on June 2, 2018 and 2019.
(6)	These are options to purchase shares under the 2016 Plan. These shares are subject to a delayed three-year ratable vesting schedule with the remaining vesting dates on June 26, 2018, 2019, and 2020.
(7)	These are options to purchase shares under the 2016 Plan. Pursuant to the terms of the Franciscus Severance Agreement all remaining options to purchase shares were forfeited and expired on January 31, 2018.
(8)	The Devers Severance Agreement provides that, except for options totaling 190,000 shares of the Company’s common stock (options to acquire 140,000 shares exercisable at $1.74 per share and options to acquire 50,000 shares at $2.25 per share), which were forfeited and expired as of the date of the Devers Severance Agreement, all other stock options held by Mr. Devers immediately vested on the Separation Date. In accordance with the agreements establishing and governing such options, Mr. Devers had until February 15, 2018 to exercise his options. 125,000 options were exercised and the remaining 200,000 expired unexercised.

 Risks of Compensation Programs

The Company’s equity-based compensation is performance-based in that the issued stock options become valuable as the stockholders’ returns (measured by stock price) increase. Furthermore, in all cases, options granted to the Company’s employees include time-based vesting. The Company believes that this vesting, coupled with the internal controls and oversight of the risk elements of its business, have minimized the possibility that the compensation programs and practices will have a material adverse effect on the Company and its financial, and operational, performance.

COMPENSATION OF DIRECTORS

Each member of the Board of Directors receives a quarterly director fee of $7,000. Directors who are members of the Board's Audit Committee receive an additional fee of $1,000 per quarter. As chair of the Audit Committee, Mr. Haymons receives an additional fee of $3,000 per quarter. Mr. Dickinson is an employee of the Company and is not paid for his service as a member of the Board of Directors. Beginning in 2018, members of the Board's Compensation Committee will receive an additional fee of $1,000 per quarter and members of the Board's Audit Committee will receive an additional fee of $1,500 per quarter. As chair of the Compensation Committee, Mr. Herlin will receive an additional fee of $2,500 per quarter.

The table below reflects compensation paid to the non-employee members of the Board during the year ended December 31, 2017:

	Fees
	Earned or	Options	All Other
	Paid in	Awards	Compensation
Director	Cash	(1)	Awards	Total

Christopher D. Haymons (2)	$43,700	$8,526	$-	$52,226

Steven P. Oppenheim (3)	$3,300	$-	$-	$3,300

Keith J. Behrens (4)	$28,000	$-	$-	$28,000

Richard A. Murphy (5)	$40,133	$10,459	$-	$50,592

William A. Jolly (6)	$33,500	$60,500	$-	$94,000

Robert S. Herlin (7)	$33,500	$60,500	$-	$94,000

(1)

Amounts represent the grant date fair value of stock options granted to the named directors based on provisions of ASC 718-10, Stock Compensation, which vested in fiscal 2017. See Note 10 to the consolidated financial statements included in Part III, Item 8 of the Annual Report on Form10-K for the year ended December 31, 2017, which was filed on March 22, 2018, for discussion regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model.

(2)

Mr. Haymons received fees in the amount of $43,700 in 2017 for serving as a director and chair of the audit committee of the Board of Directors. Mr. Haymons was granted an option to acquire 100,000 shares of Company common stock in June 2017. The option is exercisable for a five-year term at $0.29 per share. 50,000 shares vested on June 2, 2017 and the remaining 50,000 shares vest on June 2, 2018.  The Company recorded an expense of $8,526 in 2017 related to the issuance of these options.

(3)

Mr. Oppenheim received fees in the amount of $3,300 in 2017 for serving as a director and chair of the audit committee of the Board of Directors. Mr. Oppenheim was granted an option to acquire 200,000 shares of Company common stock in April 2013. The option is exercisable for a five-year term at $1.27 per share, and vested in full as of April 29, 2013. Mr. Oppenheim was also granted an option to acquire 50,000 shares of Company common stock in July 2013. The option was exercisable for a five-year term at $1.00 per share, and vested in full as of the date of grant. The Company recorded expense of $220,138 in 2014 related to the issuance of the options. As described under “Narrative Disclosure to Summary Compensation Table – Forfeiture and Grant of Stock Options,” in July 2016 Mr. Oppenheim forfeited options to acquire 150,000 shares of common stock and received new options to acquire 150,000 shares, subject to stockholder approval of the 2016 Plan. Mr. Oppenheim retired from his director position and his position as the chairman of the Audit Committee on January 24, 2017. Mr. Oppenheim's resignation was not the result of any disagreement with the Company, the Board, or management, or any matter relating to the Company's operations, policies, or procedures. In July 2017, Mr. Oppenheim forfeited options to acquire 150,000 shares in connection with the 2016 Plan.

(4)

Mr. Behrens was appointed to the Board of Directors on July 15, 2014 and received fees in the amount of $28,000 in 2017 for serving as a director. Mr. Behrens was granted an option to acquire 200,000 shares of Company common stock in July 2014. The option is exercisable for a five year term at $2.49 per share, and vested in fully upon grant. The Company recorded expense of $321,907 in 2014 related to the issuance of the options. As described under “Narrative Disclosure to Summary Compensation Table – Forfeiture and Grant of Stock Options,” in July 2016 Mr. Behrens forfeited options to acquire 100,000 shares of common stock and received new options to acquire 100,000 shares.

(5)

Mr. Murphy was appointed to the Board of Directors on January 19, 2016 and received fees in the amount of $40,133 in 2017 for serving as a director. Mr. Murphy was awarded 100,000 stock options under the Company’s 2010 Stock Incentive Plan, which vested 50% upon his first anniversary as a Board member and 50% upon his second anniversary, and are exercisable until January 18, 2021 at a strike price of $0.37 per share. The Company recorded expense of $10,459 in 2017 related to these options.

(6)

Mr. Jolly was appointed to the Board of Directors on January 15, 2015 and received fees in the amount of $33,500 in 2017 for serving as a director. Mr. Jolly was awarded 100,000 stock options under the Company’s 2010 Stock Incentive Plan, which vest 50% upon his first anniversary as a Board member and 50% upon his second anniversary, and are exercisable until January 15, 2020 at a strike price of $1.79 per share. The Company recorded expense of $60,500 in 2017 related to these options.

(7)

Mr. Herlin was appointed to the Board of Directors on January 15, 2015 and received fees in the amount of $33,500 in 2017 for serving as a director. Mr. Herlin was awarded 100,000 stock options under the Company’s 2010 Stock Incentive Plan, which vest 50% upon his first anniversary as a Board member and 50% upon his second anniversary, and are exercisable until January 15, 2020 at a strike price of $1.79 per share. The Company recorded expense of $60,500 in 2017 related to these options.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance as of December 31, 2017:

Plan Category And Description	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders	4,814,433	(1)	$0.71	7,045,111	(3)

Equity Compensation Plans Not Approved by Security Holders	1,642,902	(2)	$0.32	—

Total / Weighted Average	6,457,335		$0.61	7,045,111

(1) Represents (i) 3,346,600 unexercised options outstanding under the Company’s 2016 Stock Incentive Plan, and (ii) 1,467,833 unexercised options under the Company’s 2010 Stock Incentive Plan.

(2) Consists of: (i)  warrants issued in June 2016 to the principals of the Company’s investor relations firm to acquire 30,000 shares of Company common stock exercisable at $0.70 per share and (ii) warrants to acquire 1,612,902 shares issued in June 2017 in connection with a subordinated debt agreement with Cross River Partners, L.P., our largest stockholder.

(3) Calculated as 10,391,711 shares of common stock reserved for the 2016 Stock Incentive Plan less 3,346,600 options outstanding under the 2016 Plan. No additional stock option grants will be granted under the 2010 Plan.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Annual Report

Available with this Proxy Statement (and available on the Internet as stated above) is the Company’s 2017 Annual Report to Stockholders on Form 10-K and Form 10-K/A.

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s annual report on Form 10-K for the year ended December 31, 2017, and any reports prior to or subsequent to that date.

These reports and other information filed with the SEC by the Company may be inspected and are available for copying at the public reference facilities maintained at the Securities and Exchange Commission at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the Securities and Exchange Commission are also available to the public from the SEC’s website, http://www.sec.gov and at the Company’s website, http://www.enservco.com. Our Annual Report on Form 10-K for the year ended December 31, 2017, and other reports filed under the Securities Exchange Act of 1934, are also available to any stockholder at no cost upon request to: Corporate Secretary, Enservco Corporation, 501 South Cherry Street, Suite 1000, Denver, Colorado 80246; Phone: (866) 998-8731.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth herein.  However, if any such other matters properly are presented to the stockholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Proxy Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the Proxy Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Proxy Statement, to the Company at Corporate Secretary, Enservco Corporation, 501 South Cherry Street, Suite 1000, Denver, CO 80246; Phone: (866) 998-8731.

If multiple stockholders sharing an address have received one copy of this Proxy Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s Corporate Secretary in the same manner as described above. Additionally, if current stockholders with a shared address received multiple copies of this Proxy Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s Corporate Secretary in the same manner.

STOCKHOLDER PROPOSALS

Enservco Corporation anticipates its next Annual Meeting of Stockholders will be held in June of 2019. Under Rule 14a-8, if a stockholder wants us to include a proposal in our proxy statement for presentation at our 2019 Annual Meeting of Stockholders, the proposal must be received by us by December 29, 2018. If the date of our 2019 Annual Meeting of Stockholders is more than 30 days from the anniversary date of our 2018 Annual Meeting of Stockholders, stockholders who wish to submit proposals for the 2019 Annual Meeting of Stockholders must submit such proposals a reasonable amount of time before we print and mail our proxy materials for the 2019 Annual Meeting of Stockholders. All proposals should be addressed to Enservco Corporation, Attention: Corporate Secretary, 501 South Cherry Street, Suite 1000, Denver, CO 80246. Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the meeting materials in accordance with applicable law. It is suggested that stockholders submit such proposals by certified mail, return receipt requested.

BY ORDER OF THE BOARD OF DIRECTORS:

ENSERVCO CORPORATION

Richard A. Murphy, Chairman of the Board of Directors

Appendix A

Proxy Card from Computershare.